SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                          General Steel Holdings, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   025229 10 5
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

---------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Opportunities Partners II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     795,149
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 795,149
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         795,149
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Opportunities Partners (Caymans) II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     284,706
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 284,706
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         284,706
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.8%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     1,079,900
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 1,079,900
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IA, OO
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Partners II LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     1,079,900
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 1,079,900
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         HC, OO
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     1,079,900
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 1,079,900
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         HC, OO
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     1,079,900
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 1,079,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         HC, OO
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David J. Matlin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     1,079,900
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 1,079,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

CUSIP NO. 02559 10 5
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark R. Patterson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
NUMBER OF               5        SOLE VOTING POWER
SHARES                           -0-
BENEFICIALLY                     -----------------------------------------------
OWNED BY                6        SHARED VOTING POWER
EACH REPORT-                     1,079,900
ING PERSON                       -----------------------------------------------
WITH                    7        SOLE DISPOSITIVE POWER
                                 -0-
                                 -----------------------------------------------
                        8        SHARED DISPOSITIVE POWER
                                 1,079,900
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,900
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

Item 1.
         (a)      Name of Issuer:

                  General Steel Holdings, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  Room 2315, Kun Tai International Mansion Building, Yi No 12, Chao Yang Men Wai Ave., Chao Yang District, Beijing , China

Item 2.
         (a)      Name of Persons Filing:

                  MatlinPatterson Global Opportunities Partners II L.P. ("Matlin Partners (Delaware) II")
                  MatlinPatterson Global Opportunities Partners (Caymans) II L.P. ("Matlin Partners (Caymans) II")
                  MatlinPatterson Global Advisers LLC ("Matlin Advisers") MatlinPatterson Global Partners II LLC ("Matlin Global Partners II")
                  MatlinPatterson Asset Management LLC ("Matlin Asset
                  Management")
                  MatlinPatterson LLC ("MatlinPatterson")
                  Mark R. Patterson
                  David J. Matlin
                  (collectively, the "Reporting Persons")

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business office of each of the Reporting Persons is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, 35th Floor, New York, NY 10022-4213.

         (c)      Citizenship:

                  Matlin Partners (Delaware) II is a Delaware limited partnership. Matlin Partners (Caymans) II is a Cayman Islands exempted limited partnership. Each of Matlin Advisers, Matlin Global Partners II, Matlin Asset Management and MatlinPatterson is a Delaware limited liability company. Each of Messrs. Patterson and Matlin is a citizen of the United States.

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.001 per share

         (e)      CUSIP Number:

                  02559 10 5

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ] An investment adviser in accordance with Rule13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                      Matlin Partners (Delaware) II:                  795,149
                      Matlin Partners (Caymans) II:                   284,706
                      Matlin Advisers:                                1,079,900
                      Matlin Global Partners II:                      1,079,900
                      Matlin Asset Management:                        1,079,900
                      MatlinPatterson:                                1,079,900
                      Messrs. Patterson and Matlin:                   1,079,900

         (b)      Percent of class:

                      Matlin Partners (Delaware) II:                  2.3%
                      Matlin Partners (Caymans) II:                   0.8%
                      Matlin Advisers:                                3.1%
                      Matlin Global Partners II:                      3.1%
                      Matlin Asset Management:                        3.1%
                      MatlinPatterson:                                3.1%
                      Messrs. Patterson and Matlin:                   3.1%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                      Matlin Partners (Delaware) II:                  -0-
                      Matlin Partners (Caymans) II:                   -0-
                      Matlin Advisers:                                -0-
                      Matlin Global Partners II:                      -0-
                      Matlin Asset Management:                        -0-
                      MatlinPatterson:                                -0-
                      Messrs. Patterson and Matlin:                   -0-

                  (ii)     Shared power to vote or to direct the vote:

                      Matlin Partners (Delaware) II:                  795,149
                      Matlin Partners (Caymans) II:                   284,706
                      Matlin Advisers:                                1,079,900
                      Matlin Global Partners II:                      1,079,900
                      Matlin Asset Management:                        1,079,900
                      MatlinPatterson:                                1,079,900
                      Messrs. Patterson and Matlin:                   1,079,900

                  (iii) Sole power to dispose or to direct the disposition of:

                      Matlin Partners (Delaware) II:                 -0-
                      Matlin Partners (Caymans) II:                  -0-
                      Matlin Advisers:                               -0-
                      Matlin Global Partners II:                     -0-
                      Matlin Asset Management:                       -0-
                      MatlinPatterson:                               -0-
                      Messrs. Patterson and Matlin:                  -0-

                  (iv) Shared power to dispose or to direct the disposition of:

                      Matlin Partners (Delaware) II:                 795,149
                      Matlin Partners (Caymans) II:                  284,706
                      Matlin Advisers:                               1,079,900
                      Matlin Global Partners II:                     1,079,900
                      Matlin Asset Management:                       1,079,900
                      MatlinPatterson:                               1,079,900
                      Messrs. Patterson and Matlin:                  1,079,900

         This Statement is filed on behalf of (i) (A) Matlin Partners (Delaware) II, which such entity owns directly 795,149 shares of common stock of the Issuer and (B) Matlin Partners (Caymans) II, which such entity owns directly 284,706 shares of common stock of the Issuer (collectively, "Matlin Partners"), (ii) Matlin Advisers, by virtue of its investment authority over equity securities held by Matlin Partners, (iii) Matlin Global Partners II, as general partner of Matlin Partners, (iv) Matlin Asset Management, as the holder of all of the membership interests in Matlin Global Partners II and Matlin Advisers, (v) MatlinPatterson, as the holder of all of the membership interests in Matlin Asset Management, and (vi) Mark Patterson and David Matlin each as a holder of 50% of the membership interests in MatlinPatterson. The foregoing shall not be an admission that any of Matlin Advisers, Matlin Global Partners II, Matlin Asset Management, MatlinPatterson, Mark Patterson and David Matlin is the beneficial owner of the securities held by Matlin Partners and each of such persons disclaims any beneficial interest in the equity securities owned by the accounts managed by Matlin Partners, except to the extent of their pecuniary interest therein, if any.

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

The information set forth in Item 4 of this Schedule 13G/A is hereby incorporated by reference.

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 2008

                                       MATLINPATTERSON LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Member


                                       MATLINPATTERSON ASSET MANAGEMENT LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Chairman


                                       MATLINPATTERSON GLOBAL ADVISERS LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Chairman


                                       MATLINPATTERSON GLOBAL PARTNERS II LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS II L.P.

                                       By: MatlinPatterson Global
                                           Partners II LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director

                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (CAYMANS) II L.P.

                                       By: MatlinPatterson Global
                                           Partners II LLC

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Director


                                       DAVID J. MATLIN

                                       By: /s/ DAVID J. MATLIN
                                           -------------------------------------
                                           Name:  David J. Matlin


                                       MARK R. PATTERSON

                                       By: /s/ MARK R. PATTERSON
                                           -------------------------------------
                                           Name:  Mark R. Patterson